Exhibit 14.2

VYREX CORPORATION CODE OF ETHICS FOR CEO, CFO AND SENIOR FINANCIAL OFFICERS

In addition to the Code of Business Conduct and Ethics the Company’s Board of Directors adopted the Code of Ethics for CEO, CFO and Senior Financial Officers containing specific policies the CEO and senior financial officers are subject to. The Code of Ethics for CEO, CFO, and Senior Financial Officers is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

17